UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2013

GLOBALSTAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33117 (Commission File Number)	41-2116508 (IRS Employer Identification No.)

300 Holiday Square Blvd. Covington, LA	70433
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (985) 335-1500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

In August 2013, Globalstar, Inc. (“Globalstar”) entered into an agreement with Hughes Network Systems LLC, a subsidiary of EchoStar Corporation (‘‘Hughes’’), which allowed Hughes, at their sole option, to elect to receive shares of the Company’s voting common stock in lieu of cash related to certain milestone payments under Globalstar’s 2008 contract with Hughes for ground network equipment and software upgrades and satellite interface chips. On November 15, 2013, Hughes exercised an option to receive approximately $4.3 million in our voting common stock. Pursuant to the agreement, we are issuing our voting common stock to Hughes at a 7% discount based upon a trailing volume weighted average price calculation. On November 18, 2013, we issued 3,166,474 shares of voting common stock to Hughes at $1.35 per share in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933. Per the terms of the letter agreement, Globalstar will file a registration statement today covering the resale of up to $14,500,000 of voting common stock, equal to the value of all of the shares potentially issuable to Hughes under the agreement. Globalstar expects the registration process to be complete by early 2014.

The information in this Current Report on Form 8-K and the Exhibits attached hereto is furnished pursuant to the rules and regulations of the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALSTAR, INC.

/s/ James Monroe III

James Monroe III

Chairman and

Chief Executive Officer

Date: November 25, 2013